Exhibit 99.6

                   FW Integrated Orthopaedics Investors, L.P.
                and FW Integrated Orthopaedics Investors II, L.P.
                           201 Main Street, Suite 3100
                            Fort Worth, Texas  76102




July 26, 2000

Robert L. Stein
Chartwell Capital Management, Inc.
1 Independent Drive
Suite 3120
Jacksonville, FL 32202

Re: Conversion of Series A and Series B Preferred shares of Integrated Orthopaedics, Inc.

Dear Bobby,

The following represents our understanding of how the Integrated Orthopaedics, Inc. (IOI) Series A and Series B would be treated if the Series B determines to convert at a price greater than that which they are legally entitled. Our intention in such a conversion would be to transfer additional value to the Common shareholder and to leave the Series A unaffected by the conversion of the Series B at a higher price. Accordingly, the percentage ownership that the holders of the Series A would receive if both the Series A and B converted at the prices set forth in the preferred stock documents should not change due to the conversion of the Series B at a higher price. This will be accomplished by the Series A holders converting its shares at a slightly higher price if and when the adjusted Series B conversion price has been established.

For example:
As illustrated below, if the Series A and Series B converted their shares at $1.00/share, the Series A holders would receive 8.21% of the shares outstanding and the Series B holders would receive 76.64%. If the Series B holders converted at $1.25 rather than $1.00, the Series A would convert at $1.20 per share and thus their ownership of the total shares would also be 8.21% and the Series B will have transferred 3.04% to the Common shareholders.

Share price    Convestion price
 Common shares   n/a               6,161,000      15.15%
 Series A        $        1.00     3,339,231       8.21%
 Series B        $        1.00    31,167,863      76.64%
                                  ----------------------
 Total                            40,668,094     100.00%
                                  ----------------------

Share price    Convestion price
 Common shares   n/a               6,161,000      18.19%
 Series A        $        1.200    2,781,611       8.21%
 Series B        $        1.250   24,934,290      73.60%
                                  ----------------------
 Total                            33,876,901     100.00%
                                  ----------------------


Our understanding is that Series A will convert at a conversion price that will give the holders of the Series A the percentage that they would have received if both the Series A and Series B had converted their shares on the date that the Series A chooses as the marking date (as set forth below).

For these purposes, the following steps would be followed:

1. The holders of Series B shall provide the Series A with copies of any agreements that relate to the Series B holders converting their shares at a value different than that to which holders of the Series B are legally entitled. The price contained in the Series B contract (the "Series B Contract") is the "Series B Adjusted Conversion Price".

2. The holders of Series A shall provide written notice to the holders of the Series B on the day that they choose to use as the "Marking Date", which may be before any Series B Contract is entered into.

3. The "Target Percentage" would be the percentage that the Series A would receive if both the Series A and Series B converted their shares on the Marking Date in accordance with the current provisions of the respective securities.

4. The "Series A Adjusted Conversion Price" shall be the greater of (i) the conversion price specified in the documents governing the Series A and (ii) the conversion price that when divided into the Series A value plus accrued dividends results in shares sufficient to provide the Series A holders the Target Percentage assuming the Series B had converted at the Series B Adjusted Conversion Price.

5.If  the  holders  of  the Series B convert their Series B shares  into  Common
  Stock, and on conversion convert at the Series B Adjusted Conversion Price, the holders of the Series A agree that if such holders determine to convert their Series A shares they will do so at the Series A Adjusted Conversion Price. If the holders of the Series A shall have already converted their Series A shares at the date upon which the Series B holders convert at the Series B Adjusted Conversion Price, the Series A holders shall return to IOI for cancellation such number of shares of Common Stock that will allow the holders of the Series A to retain the number of shares of Common Stock that they would have received if they had converted at the Series A Adjusted Conversion Price.

The agreements set forth herein shall be of no further force or effect after December 31, 2002. If the foregoing reflects your agreement and understanding with respect to the matters set forth herein, please so indicate by executing a counterpart of this letter and returning it to me.



                              FW INTEGRATED ORTHOPAEDICS INVESTORS, L.P.

                              By Group 31, Inc., General Partner


                              By:
                                 Scott Hancock, Vice President

                              FW INTEGRATED ORTHOPAEDICS
                              INVESTORS II, L.P.

                              By FW Group Genpar, Inc., General Partner


                              By
                                Scott J. Hancock, Vice President


ACCEPTED AND AGREED TO
this ___ day of July, 2000

CHARTWELL CAPITAL
MANAGEMENT, INC.


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